Exhibit 15.2

August 9, 2012

AmeriServ Financial, Inc.

216 Franklin Street

PO Box 520

Johnstown, Pennsylvania 15907-0520

We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the unaudited interim financial information of AmeriServ Financial, Inc. and subsidiaries for the three-month and six-month period ended June 30, 2012, as indicated in our report dated August 9, 2012. Because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended June 30, 2012, is incorporated by reference in the following Registration Statements:

Registration Statement No. 333-176869 on Form S-8

Registration Statement No. 333-67600 on Form S-8

Registration Statement No. 033-53935 on Form S-8

Registration Statement No. 033-55845 on Form S-8

Registration Statement No. 033-55207 on Form S-8

Registration Statement No. 033-55211 on Form S-8

Registration Statement No. 333-129009 on Form S-3

Registration Statement No. 333-121215 on Form S-3

Registration Statement No. 333-120022 on Form S-3

Registration Statement No. 333-50225 on Form S-3

Registration Statement No. 033-56604 on Form S-3

We are also aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

Sincerely,

S.R. Snodgrass, A.C. * 2100 Corporate Drive, Suite 400 * Wexford, Pennsylvania 15090-8399 * Phone: (724) 934-0344 * Facsimile: (724) 934-0345